Exhibit 99.1
ORBITAL ATK ANNOUNCES FIRST QUARTER 2016
FINANCIAL RESULTS

New Business Volume Totals $3.2 Billion In The Quarter

Company Reaffirms Full-Year Financial Guidance

Dulles, Virginia 5 May 2016 -- Orbital ATK, Inc. (NYSE: OA), a global leader in aerospace and defense technologies, today announced financial results for the first calendar quarter ended April 3, 2016.

Orbital ATK reported GAAP revenues of $1,065 million for the first quarter of 2016, compared to $970 million in the comparable period of 2015. GAAP income from continuing operations, before interest, income taxes and noncontrolling interest (which we refer to as operating income) was $115.9 million, or 10.9%, profit margin in the first quarter of 2016 compared to an operating loss of $1.1 million in the comparable period of 2015. The company reported GAAP earnings per diluted share of $1.19 in the first quarter of 2016 compared to loss per diluted share of $0.87 in the comparable period of 2015. Net cash used in operating activities was $75.1 million in the first quarter, while unadjusted free cash flow, a non-GAAP measure, was negative $97.6 million in the quarter.

The company also reported the following non-GAAP adjusted results. Adjusted revenues were $1,065 million in the first quarter of 2016 compared to $1,116 million in the comparable period of 2015. Adjusted operating income and profit margin were $125.6 million and 11.8%, respectively, in the first quarter of 2016, compared to $116.7 million and 10.5%, respectively, in the comparable period of 2015. Adjusted diluted earnings per share in the quarter were $1.31, compared to $1.14 in the comparable period of 2015. Net cash used in operating activities was $75.1 million in the first quarter, while adjusted free cash flow was negative $85.6 million in the quarter.
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The adjusted financial results contained in this press release are non-GAAP financial measures and are adjusted to give effect to the merger of Orbital Sciences Corporation (Orbital) and Alliant Techsystems Inc. (ATK) on February 9, 2015 as if it had occurred on January 1, 2015. In addition, adjusted results exclude significant transaction and merger-related expenses and other non-operational expenses in all periods. Please refer to the reconciliation tables contained in the “Disclosure of Non-GAAP Financial Measures” section of this press release for more details on those adjustments. In March 2015, the company announced a change in its fiscal year end from the period beginning in April 1 and ending on March 31 to the period beginning on January 1 and ending on December 31. As a result, our first quarter ended April 3, 2016 and the comparable period is the previously reported fourth quarter of the fiscal year ended March 31, 2015, which was the first calendar quarter of 2015.

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Orbital ATK, Inc. ǀ 45101 Warp Drive, Dulles, VA 20166 ǀ 703-406-5000

Orbital ATK Announces First Quarter 2016 Financial Results

“Orbital ATK began 2016 with a solid quarter that largely met our expectations for the beginning of the year,” said David W. Thompson, Orbital ATK’s President and Chief Executive Officer. “Of particular note was our very strong new business activity that resulted in a firm book-to-bill ratio of 152%. We also made progress on the growth initiatives announced last quarter, including contracting with Intelsat as the first customer for our commercial satellite servicing venture. In addition, as we entered the second year of the merger, the company continued to achieve cost and revenue synergies that are helping us lower costs for customers, improve profit margins and generate top-line growth in the years ahead.”

Consolidated Financial Highlights

GAAP Results

	First Calendar Quarter
($ in millions, except per share data)	2016	2015
Revenues	$1,065	$970
Operating Income	115.9	(1.1)
Net Income	69.8	(40.7)
Diluted Earnings Per Share	$1.19	$(0.87)

Adjusted Non-GAAP Results

	First Calendar Quarter
($ in millions, except per share data)	2016	2015
Adjusted Revenues	$1,065	$1,116
Adjusted Operating Income	125.6	116.7
Adjusted Net Income	76.9	67.4
Adjusted Diluted Earnings Per Share	$1.31	$1.14

All adjusted financial measures discussed below are non-GAAP adjusted financial results from continuing operations. See the reconciliation tables in the “Disclosure of Non-GAAP Financial Measures” section for details.

Adjusted revenues decreased $51 million, or 4.5%, in the first quarter of 2016 compared to adjusted revenues in the comparable period in 2015, driven primarily by a $65 million decrease in Defense Systems Group (DSG) sales.

Adjusted operating income increased $8.9 million, or 7.6%, in the first quarter of 2016 compared to adjusted operating income in the comparable period in 2015, driven by a $5.3 million increase in Flight Systems Group (FSG) income, a $9.0 million increase in Space Systems Group (SSG) income and a $6.5 million increase in corporate income,
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Orbital ATK Announces First Quarter 2016 Financial Results

resulting from a positive pension adjustment as noted below. These increases were partially offset by an $11.9 million decrease in Defense Systems Group income.

Net income and earnings per share reflected an income tax rate of 26.6% for the first quarter of 2016 compared to 34.5% for the comparable period in 2015. The tax rate in the first quarter of 2016 reflected the benefit of the permanent extension of the R&D tax credit that occurred in late 2015 and other favorable adjustments.

“While the first quarter produced solid margins and earnings per share, our top-line revenues and cash flow were impacted by timing on certain programs and milestone payments,” said Garrett E. Pierce, the company’s Chief Financial Officer.  “As we look to the remainder of 2016, the company expects to see revenue and cash flow strengthen, particularly in the second half, leading us to reaffirm our previous annual guidance.”

Segment Results

Orbital ATK conducts its operations in three business units: Flight Systems Group, Defense Systems Group and Space Systems Group. Each of these groups in turn consists of several product-line divisions. Segment operating results include pension expense recoverable under U.S. Government contracts as determined in accordance with government Cost Accounting Standards (CAS). The difference between pension expense recorded in accordance with GAAP Financial Accounting Standards (FAS) and pension costs recorded in accordance with CAS is reported at the corporate level. The amortization of intangible assets recorded in connection with the merger of Orbital and ATK is also reported in corporate results.

Flight Systems Group:

GAAP Results

	First Calendar Quarter
($ in millions)	2016	2015
Revenues	$356	$328
Operating Income	50.0	42.7
Operating Margin	14.0%	13.0%

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Orbital ATK Announces First Quarter 2016 Financial Results

Adjusted Non-GAAP Results

	First Calendar Quarter
($ in millions)	2016	2015
Adjusted Revenues	$356	$366
Adjusted Operating Income	50.0	44.7
Adjusted Operating Margin	14.0%	12.2%

FSG adjusted revenues for the first quarter of 2016 decreased $10 million, or 2.8%. Adjusted operating income increased $5.3 million, or 11.8%. The changes are due mainly to lower revenues in the Propulsion Systems Division and higher revenues and stronger profit margins in the Launch Vehicles Division.

Defense Systems Group:

GAAP Results

	First Calendar Quarter
($ in millions)	2016	2015
Revenues	$437	$495
Operating Income	35.7	44.9
Operating Margin	8.2%	9.1%

Adjusted Non-GAAP Results

	First Calendar Quarter
($ in millions)	2016	2015
Adjusted Revenues	$437	$502
Adjusted Operating Income	39.7	51.6
Adjusted Operating Margin	9.1%	10.3%

DSG adjusted revenues for the first quarter of 2016 decreased $65 million, or 13.0%, and adjusted operating income decreased $11.9 million, or 23.1%, primarily due to higher product shipments in the comparable period in the prior year.

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Orbital ATK Announces First Quarter 2016 Financial Results

Space Systems Group:

GAAP Results

	First Calendar Quarter
($ in millions)	2016	2015
Revenues	$287	$191
Operating Income	30.7	(18.5)
Operating Margin	10.7%	(9.7)%

Adjusted Non-GAAP Results

	First Calendar Quarter
($ in millions)	2016	2015
Adjusted Revenues	$287	$287
Adjusted Operating Income	31.1	22.1
Adjusted Operating Margin	10.9%	7.7%

SSG adjusted revenues for the first quarter of 2016 were flat year-over-year, while adjusted operating income increased $9.0 million, or 40.7%, primarily due to higher profit margins in the Satellite Systems Division.

Free Cash Flow and Capital Allocation Activities

Adjusted free cash flow in the first quarter of 2016 was negative $85.6 million, which resulted from a $75.1 million use of cash from continuing operations and $22.6 million of capital expenditures offset by adjustments of $12.0 million (see non-GAAP reconciliation table for details). The use of cash was primarily driven by increases in accounts receivable in the Flight Systems and Defense Systems segments and timing of certain payments in the first quarter of 2016.

The company repurchased approximately $27 million of its common stock and paid dividends of approximately $18 million during the first quarter of 2016, returning a total of $45 million to shareholders in the period.

Operational Highlights

Orbital ATK’s strong operational execution led to the achievement of numerous milestones in the quarter. These included the following important events:

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Orbital ATK Announces First Quarter 2016 Financial Results

In the Flight Systems Group, the company carried out several missile defense-related launches and completed numerous production and testing milestones during the first quarter. Orbital ATK successfully launched its OABV long-range interceptor and a new intermediate range target vehicle in support of U.S. Missile Defense Agency testing of the Ground-based Midcourse Defense system. The company also launched four ramjet-powered naval targets during the quarter. In addition, progress continued on integration and testing of the new first stage propulsion system for the Antares rocket. Orbital ATK supported several United Launch Alliance (ULA) launches with propulsion systems and composite structures, including the Atlas V rocket that launched the company’s Cygnus spacecraft on a Space Station cargo mission in March, as well as a Delta IV launch that used two of the company’s GEM-60 solid rocket boosters.  The company also reached production milestones in its aerospace structures division, including delivery of the 2,500th Boeing 787 part, just over one year after the start of the program.
In the Defense Systems Group, the company set a new monthly production record in February for the Hellfire missile program as part of more than 5,000 rocket motors, warheads and fuzes across all product lines delivered in the quarter. Orbital ATK also manufactured over 400 million rounds of small-caliber, medium-caliber and large-caliber ammunition for domestic and international customers. Additionally, U.S. Secretary of Defense Ashton Carter visited our AARGM missile final assembly operation in California and received a briefing on the program. The company also conducted a medium-caliber gun users conference in Arizona for over 100 customers, with live-fire demonstrations of our M230 and MK44 cannons and new air-bursting ammunition.
In the Space Systems Group, first quarter operations were highlighted by several milestones in the company’s cargo logistics services to the International Space Station (ISS) for NASA. In February, the Cygnus/OA-4 mission that was launched in December was successfully completed, and in March the Cygnus spacecraft for the OA-6 mission successfully berthed with the ISS following launch from Cape Canaveral, Florida. For the upcoming OA-5 mission this summer, all necessary hardware for the mission will be at the launch site by mid-May when the Cygnus service module is shipped from the company’s Dulles, Virginia manufacturing and test facility to Wallops Island. Other Space Systems Group operational highlights included three successful research rocket launches for NASA, the shipment of over 100 spacecraft components, including equipment for the 2020 Mars rover, and the transition to high-rate production of the Iridium Next satellite constellation at the company’s Gilbert, Arizona facility. In addition, Orbital ATK’s Dawn interplanetary spacecraft team was recognized as part of a NASA/Jet Propulsion Laboratory-led program that will receive this year’s prestigious Collier Trophy that annually recognizes the most outstanding achievement in the American aerospace industry.

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Orbital ATK Announces First Quarter 2016 Financial Results

“The company’s operational performance remained excellent in the first quarter, highlighted by the successful launch and in-orbit operations of our Cygnus spacecraft that is currently at the International Space Station, as well as the preliminary work leading up to the next cargo mission to the Station that will put the Antares rocket back in service this summer,” said Chief Operating Officer Blake E. Larson. “Our key programs across the company, from Airbus A350 composite structures and tactical missile propulsion to advanced precision weapons and government and commercial satellites, continued to be well executed in the quarter, getting Orbital ATK off to a strong start in 2016.”

“While a large fraction of our post-merger cost synergy targets were realized in 2015, we are continuing to pursue another $25 to $30 million in annual efficiency gains this year that, if achieved, will put us above the high end of our targeted range of $70 - $100 million in annual savings,” Larson added.

New Business Summary

In the first quarter of 2016, Orbital ATK recorded approximately $2,505 million in new firm and option contract bookings. In addition, the company received approximately $720 million in option exercises under existing contracts. As of April 3, 2016, the company’s firm backlog was approximately $8.6 billion, up 8% compared to a year ago, and its total backlog (including options, indefinite quantity contracts and undefinitized orders) was approximately $14.8 billion, 23% higher than this time last year.

Calendar Year 2016 Financial Guidance

The company reaffirmed the following financial guidance for calendar year 2016. The guidance does not include any merger integration-related expenses that may occur in 2016.

Guidance	2016 Guidance
Revenues ($ in millions)	$4,575 - $4,650
Adjusted Operating Income Margin	11.0% - 11.5%
Adjusted Diluted Earnings Per Share	$5.25 - $5.50
Adjusted Free Cash Flow ($ in millions)	$275 - $325

Orbital ATK currently expects an effective tax rate of approximately 30% for the year and interest expense of approximately $70 million, which includes approximately $60 million of debt-related interest expense and approximately $10 million of non-cash interest expense related to certain adjustments required in purchase accounting.

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Orbital ATK Announces First Quarter 2016 Financial Results

Pension funding is expected to be approximately $40 million and capital expenditures are projected at about $200 million for the year. Diluted weighted average shares outstanding are expected to be about 58 million in 2016. The FAS/CAS favorable pension adjustment is expected to be about $80 million for the year.

Conference Call Information

Investors can listen to a live audio webcast of the conference call with analysts that Orbital ATK will host at 9:00 a.m. (EST) May 5, 2016. To listen to the call, visit the company’s website at www.orbitalatk.com/investors. For those who cannot listen to the live webcast, a telephone recording of the conference call will be available by dialing (855) 859-2056 and using the conference ID 53395841. The recording will be available until May 20, 2016. Orbital ATK has also posted on its investor relations website a presentation of first quarter 2016 financial results and operational highlights.

Website and Social Media Disclosure

Orbital ATK communicates material financial information to its investors using press releases, Securities and Exchange Commission filings, its investor relations website, public conference calls and webcasts. From time to time, Orbital ATK communicates information regarding its business and operations, such as new contract awards and mission updates, via Twitter and Facebook. It is possible that the information disclosed through our website or social media channels could be deemed to be material. Therefore, we encourage investors, media and others interested in Orbital ATK to follow the information we post on our website at www.orbitalatk.com/investors, on Twitter at https://twitter.com/OrbitalATK and on Facebook at https://facebook.com/OrbitalATK.

About Orbital ATK

Orbital ATK is a global leader in aerospace and defense technologies. The company designs, builds and delivers space, defense and aviation systems for customers around the world, both as a prime contractor and merchant supplier. Its main products include launch vehicles and related propulsion systems; missile products, subsystems and defense electronics; precision weapons, armament systems and ammunition; satellites and associated space components and services; and advanced aerospace structures. Headquartered in Dulles, Virginia, Orbital ATK employs approximately 12,000 people in 18 states across the United States and in several international locations. For more information, visit www.orbitalatk.com.

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Orbital ATK Announces First Quarter 2016 Financial Results

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements in this press release may be “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include the words “forecast,” “expect,” “believe,” “will,” “intend,” “plan,” and words of similar substance. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or performance to differ, including the following: potential difficulties in achieving expected merger synergies and efficiencies within the expected time-frames or at all; the integration of business operations being more difficult, time-consuming or costly than expected; operating costs, customer loss and business disruption that might result from the merger; potential difficulties in retaining key employees; the company’s ability to maintain and grow its relationship with its customers; reductions or changes in U.S. Government military or NASA spending, including impacts of sequestration under the Budget Control Act of 2011; changes in cost and revenue estimates and/or timing of programs and payments; the potential termination of U.S. Government contracts; failure to win or retain key contracts; costs of servicing debt, including cash requirements and interest rate fluctuations; the company’s capital deployment strategy, including share repurchases and dividend payments; actual pension asset returns and assumptions regarding future returns, discount rates and service costs; supply, availability, and costs of raw materials and components, including commodity price fluctuations; performance of subcontractors and other third parties; development of key technologies; and the costs and ultimate outcome of contingencies, including litigation, government investigations and other legal proceedings. Additional information concerning these and other factors can be found in Orbital ATK’s filings with the Securities and Exchange Commission. Orbital ATK undertakes no obligation to update any forward-looking statements, except as may be required by law.

Disclosure of Non-GAAP Financial Measures

The adjusted financial results contained in this press release are non-GAAP financial measures adjusted to give effect to the merger of Orbital and ATK in all periods and adjust for the impact of costs and expenses itemized in the tables below. In addition, the adjusted results reflect estimates of interest expense, income tax expense and diluted shares that would be in effect for the periods as if the merger of Orbital and ATK and the divestiture of ATK’s Sporting Group had occurred on January 1, 2015. Please refer to the reconciliation tables below for more details.

We define free cash flow as GAAP (U.S. Generally Accepted Accounting Principles) net cash provided by (used in) operating activities less capital expenditures for property,

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Orbital ATK Announces First Quarter 2016 Financial Results

plant and equipment. Management believes that the company’s presentation of free cash flow is useful because it provides investors with an important perspective on the company’s liquidity, financial flexibility and ability to fund operations and service debt. The company’s management also uses free cash flow in its operational decision-making.

Adjusted measures are provided so investors can more easily compare current and prior period results of the combined companies. These adjusted results should not be considered in isolation or as a substitute for the related GAAP measures, and other companies may define such measures differently. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. The reconciliation of GAAP results to adjusted non-GAAP results are as follows:

Adjusted Consolidated Results

Quarter Ended April 3, 2016

		Operating	Operating
($ in millions, except per share data)	Revenue	Income (1)	Margin

GAAP	$1,065	$115.9	10.9%
Merger-related Adjustments (2)		9.7
As Adjusted	$1,065	$125.6	11.8%

Interest expense (3)		(20.7)
Taxes (4)		(28.0)
Minority Interest		0.0
Adjusted Net Income		$76.9
Adjusted EPS (5)		$1.31

(1) Operating income is GAAP income from continuing operations, before interest, income taxes, and noncontrolling interest.
(2) Includes the impact of merger-related costs from fiscal year to calendar year change, severance payments, and IT expenses among others.
(3) Includes $4.9 million of non-cash interest expense for purchase accounting interest accretion and $15.8 million of debt-related interest expense.
(4) Reflects effective tax rate of 26.6%.
(5) Reflects diluted share count of 58.9 million.

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Orbital ATK Announces First Quarter 2016 Financial Results

Quarter Ended March 31, 2015

		Operating	Operating
($ in millions, except per share data)	Revenue	Income	Margin

GAAP	$970	$(1.1)	(0.1)%
Orbital results for Jan. 1 to Feb. 8, 2015	129	(7.5)
	$1,099	$(8.6)	(0.8)%

Transaction expenses		30.1
Severance and accelerated vesting		25.2
Intangible amortization		(7.0)
Goodwill impairment		34.3
Legal settlement		25.0
Other (1)	17	17.7
As Adjusted	$1,116	$116.7	10.5%

Interest expense (2)		(14.5)
Taxes (3)		(34.7)
Adjusted Net Income		$67.4
Adjusted EPS (4)		$1.14

(1) Includes change in intracompany eliminations, restructuring and other transaction impacts.
(2) Includes interest on $1.6 billion average outstanding debt at a blended interest rate of 3.6%.
(3) Reflects effective tax rate of 34.5%.
(4) Reflects diluted share count of 59.4 million.

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Orbital ATK Announces First Quarter 2016 Financial Results

Flight Systems Group Adjusted Non-GAAP Results

	First Calendar Quarter 2016
		Operating	Operating
($ in millions)	Revenue	Income	Margin

GAAP	$356	$50.0	14.0%

As Adjusted	$356	$50.0	14.0%

	First Calendar Quarter 2015
		Operating	Operating
($ in millions)	Revenue	Income	Margin
GAAP	$328	$42.7	13.0%
Orbital results for Jan. 1 to Feb. 8, 2015	38	2.0
As Adjusted	$366	$44.7	12.2%

Defense Systems Group Adjusted Non-GAAP Results

	First Calendar Quarter 2016
		Operating	Operating
($ in millions)	Revenue	Income	Margin

GAAP	$437	$35.7	8.2%
Merger-Related Adjustments		4.0
As Adjusted	$437	$39.7	9.1%

	First Calendar Quarter 2015
		Operating	Operating
($ in millions)	Revenue	Income	Margin
GAAP	$495	$44.9	9.1%
Transaction-related impacts	7	6.7
As Adjusted	$502	$51.6	10.3%

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Orbital ATK Announces First Quarter 2016 Financial Results

Space Systems Group Adjusted Non-GAAP Results

	First Calendar Quarter 2016
		Operating	Operating
($ in millions)	Revenue	Income	Margin

GAAP	$287	$30.7	10.7%
Merger-Related Adjustments		0.4
As Adjusted	$287	$31.1	10.9%

	First Calendar Quarter 2015
		Operating	Operating
($ in millions)	Revenue	Income	Margin
GAAP	$191	$(18.5)	(9.7)%
Orbital results for Jan. 1 to Feb. 8, 2015	92	2.3
	$283	$(16.2)	(5.7)%
Goodwill impairment		34.3
Transaction-related impacts	4	4.0
As Adjusted	$287	$22.1	7.7%

Free Cash Flow and Adjusted Free Cash Flow

First Calendar
($ in millions)	Quarter 2016
Net cash used in operating activities	$(75.1)
Capital expenditures	(22.6)
$(97.6)

Adjustments (1)	12.0
Adjusted Free Cash Flow	$(85.6)

(1) Includes the impact of merger-related cash expenses from severance payments, retention payments, and IT expenses among others.

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Orbital ATK Announces First Quarter 2016 Financial Results

Condensed Consolidated Statements of Income from Continuing Operations
GAAP As Reported

	Quarter Ended	Quarter Ended
(In millions, except per share data)	April 3, 2016	March 31, 2015

Sales	$1,065	$970
Cost of sales	(843)	(757)
Operating expenses:	(106)	(214)
Income from continuing operations, before interest, income taxes and noncontrolling interest	116	(1)
Interest expense	(21)	(21)
Loss on extinguishment of debt	—	(27)
Pretax income	95	(48)
Income taxes	(25)	7
Net income from continuing operations	$70	$(41)

Basic net income from continuing operations per common share	$1.20	$(0.87)
Weighted-average number of common shares outstanding	58.3	46.5
Diluted net income from continuing operations per common share	$1.19	$(0.87)
Weighted-average number of diluted common shares outstanding	58.9	46.9

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Orbital ATK Announces First Quarter 2016 Financial Results

Condensed Consolidated Balance Sheets
GAAP As Reported

($ in millions)	April 3, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$74	$104
Net receivables	1,972	1,784
Other current assets	362	352
Total current assets	2,408	2,240
Net property, plant and equipment	797	806
Goodwill	1,836	1,832
Other noncurrent assets	428	461
Total assets	$5,469	$5,339

Liabilities and Equity
Total current liabilities	$954	$967
Long-term debt	1,551	1,436
Other noncurrent liabilities	973	988
Total liabilities	3,479	3,391
Total equity	1,990	1,948
Total liabilities and equity	$5,469	$5,339

Investor and Media Contact:
Barron Beneski (703) 406-5582
Orbital ATK, Inc.
Barron.Beneski@orbitalatk.com

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